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                                                                      Exhibit  4
                                                                      ----------

                      FIRST AMENDMENT TO RIGHTS AGREEMENT

          THIS FIRST AMENDMENT to the Rights Agreement (the "Rights Agreement") dated as of June 20, 1996, between Material Sciences Corporation, a Delaware corporation (the "Company") and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, is dated as of the 17th day of June 1998.

          WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to change the definitions of "Acquiring Person" and "Distribution Date" set forth in the Rights Agreement to lower the threshold amount upon which a beneficial owner of shares of the Company's Common Stock becomes an Acquiring Person and upon which a beneficial owner triggers the Distribution Date under the Rights Agreement;

          WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth herein; and

          WHEREAS, Section 27 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the holders of the Rights.

          NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein, the parties hereto agree to amend the Rights Agreement as follows:

          1. Section 1(a) of the Rights Agreement is hereby deleted in its entirety and the following provision is inserted in lieu thereof:

          "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is (or has previously been, at any time after the date of this Agreement, whether or not such Person(s) continues to be) the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (determined without taking into account any securities exercisable or exchangeable for, or convertible into, Common Stock, other than any such securities beneficially owned by the Acquiring Person and Affiliates and Associates of such Person). However, "Acquiring Person" shall not include any Exempt Person.

          A Person shall not become an "Acquiring Person" solely as a result of
     (i) an acquisition of the shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding as determined above, or (ii) such Person becoming the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as

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     determined above solely as a result of an Exempt Event; provided, however, that if a Person becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as determined above solely by reason of such a share acquisition by the Company or the occurrence of such an Exempt Event and such Person shall, after becoming the Beneficial Owner of such shares of Common Stock, become the Beneficial Owner of any additional shares of Common Stock by any means whatsoever (other than as a result of the subsequent occurrence of an Exempt Event, a stock dividend or a subdivision of the shares of Common Stock into a larger number of shares or a similar transaction), then such Person shall be deemed to be an "Acquiring Person."

          2. Section 1(l) of the Rights Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

          "Distribution Date" shall mean the earlier of (i) the tenth day after the Stock Acquisition Date or (ii) the tenth day after the date (the "Offer Date") of the commencement by any Person (other than an Exempt Person) of, or first public disclosure of an intention to commence by any Person (other than an Exempt Person), a tender offer or exchange offer the consummation of which would result in any Person having beneficial ownership of 15% or more of the then outstanding shares of Common Stock (including any Stock Acquisition Date or Offer Date which is after the date of this Agreement and prior to the issuance of the Rights).

          3. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

          4. Except as expressly amended hereby, the Rights Agreement remains in full force and effect.

          5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

          6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                            *  *  *  *  *  *  *  *

                                      -2-

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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

                                    MATERIAL SCIENCES CORPORATION


Attest:

By:                                 By:
   ----------------------------        ---------------------------------
Name:                               Name:  Gerald G. Nadig
Title:                              Title: Chairman, President and Chief
                                           Executive Officer


                                    CHASEMELLON SHAREHOLDER
                                    SERVICES, L.L.C.

Attest:

By:                                 By:
   ----------------------------        ---------------------------------
Name:                               Name:
Title:                              Title: